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                                                               EXHIBIT 21.1


                              BALLY'S GRAND, INC.
                             LIST OF SUBSIDIARIES
                               DECEMBER 31, 1996



NAME                                          JURISDICTION OF INCORPORATION
----                                          -----------------------------
Grand Resorts, Inc.                                      Nevada

Grand Resorts Sub I, Inc.                                Nevada

Grand Reservation Services, Inc.                         Nevada

Bally's International Marketing Corporation              Nevada

Bally's Grand Property Sub I, Inc.                       Nevada

Bally's Casino Management, Inc.                          Nevada

Bally's Grand Property Sub II, Inc.                      Nevada

Bally's Grand Laundry Corporation                        Nevada